Exhibit 5

April 11, 2007

Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152

Re: Registration Statement on Form S-8 dated April 11, 2007

        I am Senior Vice President, General Counsel & Secretary of McCormick & Company, Incorporated (the “Company”). I have reviewed and am familiar with the McCormick & Company, Incorporated 2007 Employees Stock Purchase Plan (the “Plan”), the Charter and the By-Laws of the Registrant, the corporate proceedings relating to the adoption of the Plan and the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933 in the matter of the offering of shares of Common Stock Non-Voting under the Plan.

        I have assumed for the purpose of this opinion that all of the shares to be issued pursuant to the Plan will be new issue shares. In my opinion, the shares offered and sold pursuant to the Plan upon issuance and delivery by the Registrant will be legally and validly authorized and issued and will be fully paid and non-assessable in the hands of the holders thereof.

        I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

Very truly yours,

/s/ Robert W. Skelton